                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Moore Products Co.
                                (Name of Issuer)

                          Common Stock, $1.00 par value
                         (Title of Class of Securities)

                                   615836-103
                                 (CUSIP Number)

                              Robert E. Wisniewski
                             Secretary and Treasurer
                               Moore Products Co.
                              1201 Sumneytown Pike
                           Spring House, PA 19477-0900
                                 (215) 646-7400
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 17, 2000
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [x]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 615836-103
           ------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Moore Products Co.
      Pension Plan and Benefits Committee           IRS No. 23-1427830
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      Source of Funds
 4
      N/A

------------------------------------------------------------------------------
      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
 5    2(d) or 2(e)

      [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            *

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          *
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             *

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          *
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      *
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      *

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
14
      EP

------------------------------------------------------------------------------
      Less than 5% of class of securities.

  CUSIP NO. 615836-103
           ------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Donald E. Bogle

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      Source of Funds
 4
      N/A

------------------------------------------------------------------------------
      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
 5    2(d) or 2(e)

      [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            *

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          *
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             *

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          *
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      *
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      *

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
14
      IN

------------------------------------------------------------------------------
      Less than 5% of class of securities.

  CUSIP NO. 615836-103
           ------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Edward J. Curry

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      Source of Funds
 4
      N/A

------------------------------------------------------------------------------
      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
 5    2(d) or 2(e)

      [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            *

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          *
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             *

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          *
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      *
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      *

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
14
      IN

------------------------------------------------------------------------------
      Less than 5% of class of securities.

  CUSIP NO. 615836-103
           ------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Robert E. Wisniewski

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      Source of Funds
 4
      N/A

------------------------------------------------------------------------------
      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
 5    2(d) or 2(e)

      [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            *

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          *
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             *

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          *
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      *
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      *

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
14
      IN

------------------------------------------------------------------------------
      Less than 5% of class of securities.

  CUSIP NO. 615836-103
           ------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Edward J. McGarvey

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      Source of Funds
 4
      N/A

------------------------------------------------------------------------------
      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
 5    2(d) or 2(e)

      [ ]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            *

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          *
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             *

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          *
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      *
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      *

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
14
      IN

------------------------------------------------------------------------------
      Less than 5% of class of securities.

                         AMENDMENT NO. 1 TO SCHEDULE 13D


     (As used in this Amendment, terms shall have the meanings set forth in reporting persons' original Schedule 13D (the "Schedule 13D").)

Item 5. Interest in Securities of the Issuer.

     The Pension Plan and each of the reporting persons tendered in the Tender Offer all of such person's shares of Common Stock and Preferred Stock in Moore Products Co. reflected in the Schedule 13D, and such shares were accepted for payment by Purchaser on February 17, 2000. Each reporting person has ceased to be the beneficial owner of more than 5% of the Common Stock.

Item 7. Material to be Filed as Exhibits.

(1)  Filing Agreement dated February 21, 2000.

                                   SIGNATURES

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement with respect to such reporting person is true, complete and correct. In executing this statement, the undersigned agree, to the extent required by Rule 13d-1(k), that this statement is being filed on behalf of each of the reporting persons herein.


Dated:  February 21, 2000

                                         MOORE PRODUCTS CO. PENSION
                                         PLAN AND BENEFITS COMMITTEE

                                         By:  /s/ Donald E. Bogle
                                              ------------------------
                                              Donald E. Bogle*

                                         By:  /s/ Edward J. Curry
                                              ------------------------
                                              Edward J. Curry*

                                         By:  /s/ Robert E. Wisniewski
                                              ------------------------
                                              Robert E. Wisniewski*

                                         By:  /s/  Edward J. McGarvey
                                              ------------------------
                                              Edward J. McGarvey*


* Member of the Benefits Committee

                                  EXHIBIT INDEX


(1)  Filing Agreement dated February 21, 2000 (filed herewith)

                                    Exhibit 1

                    Filing Agreement dated February 21, 2000
                        Re: Joint Filing of Schedule 13D


The undersigned hereby agree that:

          (i) each of them is individually eligible to use the Schedule 13D attached hereto;

          (ii) the attached Amendment to Schedule 13D is filed on behalf of each them;

          (iii) each of them is responsible for the timely filing of such Amendment to Schedule 13D, and for the completeness and accuracy of the information therein concerning herself, himself or itself; but none of them is responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless she, he or it knows or has reason to believe that such information is inaccurate.

Dated: February 21, 2000

                                         MOORE PRODUCTS CO. PENSION
                                         PLAN AND BENEFITS COMMITTEE

                                         By:  /s/ Donald E. Bogle
                                              ------------------------
                                              Donald E. Bogle*

                                         By:  /s/ Edward J. Curry
                                              ------------------------
                                              Edward J. Curry*

                                         By:  /s/ Robert E. Wisniewski
                                              ------------------------
                                              Robert E. Wisniewski*

                                         By:  /s/  Edward J. McGarvey
                                              ------------------------
                                              Edward J. McGarvey*


*Member of Benefits Committee

                                     -10-